Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 08:28 AM 03/21/2024 FILED 08:28 AM 03/21/2024 SR 20241099965 - File Number 2538388

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION

OF

Intrusion Inc.

Intrusion Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

1. The name of the corporation is Intrusion Inc. The date of filing of the original Certificate of Incorporation of the Corporation, in the name of Optical Data Systems, Inc. (the "Certificate") with the Secretary of State of the State of Delaware is August 30, 1995.

2. On June 14, 2010, the Certificate, as amended to such date, was restated pursuant to the Restated Certificate of incorporation filed with Secretary of State of the State of Delaware on such date (the "Restated Certificate").

3. On March 15, 2024, the Restated Certificate was amended and restated in its entirety as set forth in the Amended and Restated Certificate of Incorporation, filed with Secretary of State of the State of Delaware on such date (the "Amended and Restated Certificate").

4. This Certificate of Amendment to Certificate of Incorporation (this "Certificate of Amendment") amends the Amended and Restated Certificate, and a new Section 4(a)(i) is hereby added as a new subsection of Section 4(a) of the Amended and Restated Certificate, providing as follows:

Section 4(a)(i) Reverse Stock Split. Upon the effectiveness of this Certificate of Amendment (the "Effective Time"), each twenty (20) shares of the Common Stock issued and outstanding at the Effective Time (collectively, the "Pre-Split Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified such that each twenty (20) shares of Pre-Split Common Stock shall become one share of the Common Stock, with any fractional shares of Common Stock resulting being rounded to the nearest whole share of Common Stock (the "Reverse Stock Split"). Each certificate that immediately prior to the Effective Time represented shares of Pre-Split Common Stock ("Old Certificates"), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined and reclassified as a result of the Reverse Stock Split. The authorized number of shares, and par value per share, of Common Stock shall not be affected by the Reverse Stock Split.

5. The remaining provisions of the Amended and Restated Certificate not affected by the aforementioned amendment shall remain in full force and shall not be affected by this Certificate of Amendment.

6. This Certificate of Amendment has been duly approved and adopted by the Board of Directors of the Corporation on December 15, 2023 and on March 15, 2024, and the actions set forth herein have been approved by the stockholders of the Corporation on March 15, 2024, in accordance with the provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware.

7. The foregoing amendment will be effective on March 22, 2024, at 4:00 p.m. Eastern time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 15th day of March, 2024.

By: /s/ Anthony Scott

Name: Anthony Scott

Title:   Chief Executive Officer

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